Exhibit 5.1

July 9, 2009

Advance Nanotech, Inc.
400 Rella Boulevard, Suite 160
Montebello, NY, 10901

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Advance Nanotech, Inc. (the "Company"), relating to up to 5,000,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), to be offered by the Company to the holders of certain of the outstanding indebtedness of the Company or its subsidiaries pursuant to a plan (the "Plan") to offer shares in lieu of cash in payment of interest on the indebtedness.

The opinions expressed herein are limited in all respects to the Delaware General Corporation Law and the laws of the United States of America, in each case as in effect on the date hereof and insofar as applicable, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

As counsel to the Company, I have examined such corporate records and other documents and have considered such questions of law as I have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in my opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares will, when issued pursuant to the Plan, be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ M. Warren Browne